Exhibit 99.1

Service Corporation International Reports Preliminary Second Quarter 2005
Earnings of $.05 Per Diluted Share and $.07 Before Special Items;
Announces Restatement of Financial Results

- Conference Call to Be Webcast on Tuesday, August 30, 2005, at 9:00 a.m. Central Time

HOUSTON, Aug. 29 /PRNewswire-FirstCall/ --    Service Corporation International (NYSE: SCI), the world’s largest funeral and cemetery company, today reported preliminary second quarter earnings. The financial information provided herein with respect to the quarter and six months ended June 30, 2005 is preliminary and has not been reviewed by our independent auditor. This financial information remains subject to the completion and review of certain procedures being performed by the Company and review by our independent auditor. Therefore, the financial information presented in this press release is subject to change prior to the filing of the Company’s Form 10-Q for the quarterly period ended June 30, 2005.

SCI preliminarily reported net income for the second quarter 2005 of $14.0 million or earnings per diluted share of $.05 which compared to net income of $43.0 million or $.14 per diluted share in the same period of 2004. For the first six months of 2005, the Company preliminarily reported a net loss of $141.4 million or a loss of $.45 per diluted share which compared to net income of $72.8 million or $.22 per diluted share in the same period of 2004. All of the above results included litigation expenses, gains and impairment losses on dispositions, early extinguishments of debt, discontinued operations and cumulative effects of accounting changes.

SCI’s preliminary second quarter 2005 earnings from continuing operations excluding special items were $22.1 million or $.07 per diluted share which compared to $16.7 million or $.05 per diluted share in the second quarter of 2004. Preliminary earnings from continuing operations excluding special items in the first half of 2005 were $59.8 million or $.19 per diluted share which compared to $62.1 million or $.19 per diluted share in the first half of 2004. Preliminary earnings from continuing operations excluding special items in the first half of 2005 were negatively impacted by $.02 per diluted share as a result of the Company’s first quarter 2005 change in accounting to expense direct preneed selling costs as they are incurred. Earnings from continuing operations excluding special items is a non-GAAP financial measure. See a reconciliation of earnings from continuing operations before special items to GAAP measures included in Appendix B to this press release.

At June 30, 2005, total debt was $1.26 billion and cash on hand was $320.0 million, which resulted in net debt (which we define as total debt less cash on hand) of $943.3 million at June 30, 2005 compared to $966.2 million at December 31, 2004. Free cash flow was $62.1 million for the second quarter of 2005, an increase of $36.7 million over the same period of 2004. In the first half of 2005, free cash flow was $147.0 million compared to $120.5 million in the same period of 2004 and is on target to meet our expectations of $200 million to $220 million for the year. Free cash flow is a non-GAAP financial measure. See our definition of free cash flow and reconciliation of cash flows from operating activities to free cash flow included in a separate section later in this press release.

We are restating our results for the first quarter of 2005, each of the five years ended December 31, 2004, and each of the interim periods of 2004 and 2003. This restatement is primarily related to adjustments resulting from the Company’s review of the reconciliations of its preneed funeral and cemetery trust accounts. The Company concluded the effect of the adjustments is not material to any of its previously issued financial statements; however, the aggregate impact of these adjustments is material to the Company’s second quarter 2005 financial statements and therefore has led to the restatement of the previously issued financial statements. For a further discussion of this restatement, see “Restatement of Previously Issued Financial Statements” later in this press release.

“I am pleased with our second quarter performance as our North America comparable funeral and cemetery gross profits grew approximately 6% and 30%, respectively,” said Tom Ryan, President and Chief Executive Officer. “We believe our performance in the first half of 2005 is on pace to meet our annual forecast. As a result, we confirm our annual guidance for 2005 for diluted earnings per share from continuing operations excluding special items given in April of this year. Free cash flow generated in the first six months of 2005 was strong and our cash on hand is currently over $350 million. This financial flexibility has allowed us to continue to deliver shareholder value as evidenced by the previously announced expansion of our share repurchase program. For the remainder of 2005, we will continue to focus our efforts on developing institutional excellence throughout the organization and maintaining our focus on reducing our overall cost structure.”

North America Comparable Operating Results

We regard comparable results of operations as analogous to our “same store” results of operations. For purposes of the following presentation, we consider comparable operations as operations that were not acquired or constructed after January 1, 2004 or divested prior to June 30, 2005. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented. We believe this presentation provides greater clarity for comparison purposes of our results of operations for each of the periods presented.

Effective January 1, 2005, the Company began expensing direct preneed selling costs in the period incurred. Comparable results of operations from 2004 as shown below are on a pro forma basis as if $2.2 million of additional direct selling costs in our funeral segment and $4.7 million of additional direct selling costs in our cemetery segment were expensed during the second quarter of 2004, and as if $2.7 million of additional direct selling costs in our funeral segment and $8.6 million of additional direct selling costs in our cemetery segment were expensed during the six month period ended June 30, 2004.

(In millions, except funeral services
performed, average revenue per funeral
service and gross margin percentage)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	Pro forma 2004	2005	Pro forma 2004

		(Restated)		(Restated)
Funeral
Funeral atneed revenue	$180.7	$169.9	$380.8	$363.8
Funeral recognized preneed revenue	85.0	88.7	181.5	179.8
General agency revenue (A)	7.5	8.0	14.2	15.8
Kenyon revenue (B)	5.3	1.5	13.4	2.5

Total funeral revenues	$278.5	$268.1	$589.9	$561.9
Gross profits	$49.6	$47.0	$128.8	$120.4
Gross margin percentage	17.8%	17.5%	21.8%	21.4%
Total funeral services performed	61,537	60,095	130,633	128,703
Average revenue per funeral service (C)	$4,318	$4,303	$4,304	$4,224
Cemetery
Cemetery atneed revenue	$53.3	$48.0	$103.9	$90.6
Cemetery recognized preneed revenue	74.0	79.6	132.3	161.0
Other revenue (D)	15.2	13.4	35.2	34.6

Total cemetery revenues	$142.5	$141.0	$271.4	$286.2
Gross profits	$19.7	$15.2	$39.9	$38.8
Gross margin percentage	13.8%	10.8%	14.7%	13.6%

(A)

General Agency (“GA”) revenue represents commissions we receive from third-party insurance companies when customers purchase insurance contracts from such third-party insurance companies to fund funeral services and merchandise at a future date.

(B)

Kenyon International Emergency Services (“Kenyon”) is our disaster response subsidiary that engages in mass fatality and emergency response services.   Revenues and gross profits associated with Kenyon are subject to significant variation due to the nature of their operations.

(C)

Average revenue per funeral service is calculated as total funeral revenues (less GA revenue and Kenyon revenue) divided by total funeral services performed.   In the calculation of average revenue per funeral service, GA revenue and Kenyon revenue are excluded from total funeral revenues to avoid distorting our averages of normal funeral services performed.

(D)	Other cemetery revenue is primarily related to endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

          For the Three Months Ended June 30, 2005

*	North America comparable funeral gross profits increased 5.5% to $49.6 million.

	--	Funeral revenues were up $10.4 million (including $3.8 million in revenues from Kenyon) due to increases in funeral volume and average revenue per funeral service.

--

Funeral gross profits increased $2.6 million compared to the same period last year.   The increase in revenues described above and continued reduction in overhead expenses were partially offset by an increase in pension costs.

	--	The number of funeral services performed increased 2.4% in the second quarter of 2005 primarily attributable to increased volumes in April and May over the prior year period.

	--	Average revenue per funeral service was up 0.3% in the second quarter of 2005 compared to the prior year period.

	--	The cremation rate increased to 41.1% versus 40.3% in the same period of 2004.

*	North America comparable cemetery gross profits increased 29.6% to $19.7 million.

--

Cemetery revenues increased $1.5 million from the second quarter of 2004 primarily due to an increase in cemetery production revenues partially offset by a decline of $4.5 million in legacy revenues associated with constructed property, reflecting a recent shift in our focus to shorten the time between when property is sold and when it is constructed.

	--	Cemetery gross profits increased $4.5 million from the second quarter of 2004 primarily due to the increase in revenues and decreases in selling compensation and overhead expenses.

*

Overhead expenses from our field management, market support centers and corporate office, which are included in the funeral and cemetery operating results above, were reduced by $3.0 million or 10.1% in the second quarter of 2005 compared to 2004 primarily as a result of continued improvement in our field management structure and reductions of fixed costs.

Other Consolidated Results

*	General and administrative expenses were $21.5 million in the three months ended June 30, 2005 compared to $24.0 million in the same period of 2004.

	--	In the second quarter of 2004, we recognized $5.0 million in expense associated with the settlement of outstanding litigation matters.

--

 Excluding the $5.0 million of 2004 litigation expense, general and administrative expenses were $21.5 million in 2005 compared to $19.0 million in the same period of 2004. This increase is primarily related to increased professional fees associated with Sarbanes-Oxley compliance, external audit fees, and costs associated with our funeral and cemetery verification projects. During 2005, the Company has spent a significant amount of money to improve internal controls to comply with Section 404 of the Sarbanes Oxley Act. The Company believes that these improvements will continue to help increase the effectiveness of the organization.

*

Gains and impairment (losses) on dispositions, net was a net gain of $3.7 million in the second quarter of 2005 compared to a net gain of$1.5 million in the same period of 2004. The net gain in the second quarter of 2005 is primarily associated with gains on dispositions of real estate in North America and the resolution of a contingency associated with the sale of our operations in the United Kingdom. These gains were offset by losses associated with the disposition of underperforming funeral and cemetery businesses in North America. The 2004 net gain includes a gain on the sale of our equity and debt holdings in the United Kingdom offset by net losses associated with certain dispositions in North America and a purchase price adjustment related to the sale of our funeral operations in France during the first quarter of 2004.

*	Interest expense was $6.0 million lower in the second quarter of 2005 compared to the second quarter of 2004 primarily due to retirement of debt during 2004.

*

Other income (expense), net increased by $5.9 million of income in the second quarter of 2005 compared to the same period of 2004. The components of other income for the periods presented were as follows:

	--	Interest income on notes receivable and commercial paper was $3.9 million and $2.3 million in the second quarter of 2005 and 2004, respectively.

--

Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $1.6 million in the second quarter of 2005 compared to $1.7 million in the second quarter of 2004.

	--	Surety bond premium costs were $1.0 million in the second quarter of 2005 compared to $1.1 million in the second quarter of 2004.

--

The remaining income of $0.9 million in the second quarter of 2005 and expense of $3.4 million in the second quarter of 2004 are primarily related to net gains and losses from foreign currency transactions, respectively.

*

The consolidated effective tax rate in the quarter was an expense of 43.0% compared to a benefit of 400.7% in 2004. The tax rate in 2005 was negatively impacted by permanent differences between book and tax bases of North America asset dispositions. The tax rate in 2004 was favorably impacted by non-cash tax benefits realized from the sale of our minority interest in our former United Kingdom company.

For the Six Months Ended June 30, 2005

*	North America comparable funeral gross profits increased 7.0% to $128.8 million.

--

Funeral revenues were up $28.0 million (including an increase of $10.9 million in revenues from Kenyon) due to increases in funeral volume and average revenue per funeral service partially offset by a decline in GA revenues.

--

Funeral gross profits increased $8.4 million compared to the same period last year. The increase in revenues described above and continued reduction in overhead expenses was partially offset by an increase in pension costs.

	--	The number of funeral services performed increased 1.5% in the first half of 2005 primarily attributable to increased volumes in the months of February through May.

	--	Average revenue per funeral service was up 1.9% compared to the prior year period.

	--	The cremation rate increased to 40.8% compared to 39.7% in the same period of 2004.

*	North America comparable cemetery gross profits increased 2.8% to $39.9 million.

--

Cemetery revenues decreased $14.8 million from 2004 primarily due to a decline in legacy revenues associated with constructed property, reflecting a recent shift in our focus to shorten the time between when property is sold and when it is constructed.

--

Cemetery gross profits increased $1.1 million from the prior period primarily due to increases in cemetery sales production coupled with decreases in selling compensation and overhead expenses. These improvements were partially offset by declines in legacy revenues described above and lower consumer finance charges.

*

Overhead expenses from our field management, market support centers and corporate office, which are included in the funeral and cemetery operating results above, were reduced by $6.9 million or 11.4% in the first half of 2005 compared to 2004 primarily as a result of continued improvement in our field management structure and reductions of fixed costs.

Other Consolidated Results

*	General and administrative expenses were $41.2 million in the six months ended June 30, 2005 compared to $75.0 million in the same period of 2004.

--

In the first six months of 2004, we recognized $40.0 million in expense associated with the settlement of outstanding litigation matters including $35.0 million related to a securities class action lawsuit.

--

Excluding the $40.0 million of 2004 litigation expense, general and administrative expenses were $41.2 million in 2005 compared to$35.0 million in the same period of 2004. This increase is primarily related to increased professional fees associated with Sarbanes-Oxley compliance, external audit fees, and costs associated with our funeral and cemetery verification projects.

--

General and administrative expenses were $1.3 million above expectations for the first half of 2005 primarily related to an increase in professional fees associated with Sarbanes-Oxley compliance, external audit fees, and costs associated with our funeral and cemetery verification projects.

*

Gains and impairment (losses) on dispositions, net was a net loss of $2.7 million in the first six months of 2005 compared to a net gain of$36.3 million in the same period of 2004. The net loss in 2005 is primarily associated with losses on the dispositions of underperforming funeral and cemetery businesses in North America partially offset by the resolution of a contingency associated with the sale of our operations in the United Kingdom. The 2004 net gain includes a gain on the sale of our equity and debt holdings in the United Kingdom and a net gain on the sale of our funeral operations in France partially offset by net losses associated with various dispositions in North America.

*	Interest expense was $14.0 million lower in the first six months of 2005 compared to the same period of 2004 primarily due to the retirement of debt during 2004.

*	Other income (expense), net increased by $2.1 million of income in the first half of 2005 compared to the same period of 2004. The components of other income for the periods presented were as follows:

--

Interest income was $7.9 million and $8.6 million in the first half of 2005 and 2004, respectively. Included in 2005 was$2.4 million of interest income on preferred equity certificates and convertible preferred equity certificates from our former funeral operations in France. The first half of 2004 included the receipt of $4.5 million of interest income related to a note receivable collected from our former United Kingdom company.

	--	Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $3.1 million in 2005 compared to $3.3 million in 2004.

	--	Surety bond premium costs were $2.0 million in 2005 compared to $2.3 million in 2004.

	--	The remaining expense of $1.0 million in 2005 and $3.7 million in 2004 are primarily related to net gains and losses from foreign currency transactions.

*

The consolidated effective tax rate in 2005 was 37.6% compared to a benefit of 13.8% in 2004. The tax rate in 2005 was negatively impacted by permanent differences between book and tax bases of North America asset dispositions. The tax rate in 2004 was favorably impacted by non-cash tax benefits realized from the sale of our minority interest in our former United Kingdom Company and the sale of our funeral operations in France.

          Free Cash Flow

Free cash flow is a non-GAAP financial measure. We define free cash flow as cash flows from operating activities (excluding certain special items such as any possible payments that could be made associated with the settlement of litigation matters, any potential tax refunds, or potential contributions to our frozen cash balance pension plan, etc) less capital improvements at our existing facilities. The Company defines capital improvements at existing facilities as capital improvements deemed reasonably necessary to maintain our existing facilities in a condition consistent with Company standards and extend their useful lives. Free cash flow is not reduced by mandatory debt service requirements or by growth-oriented capital expenditures. The Company defines growth-oriented capital expenditures as capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property (such as private family estates) or the construction of funeral home facilities on Company-owned cemeteries, and the investment in contemporary merchandising displays in our funeral homes.

We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, growing our business through strategic investments and repurchasing stock or paying dividends. While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, or as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the information provided in our consolidated statement of cash flows.

The following table provides a reconciliation between cash flows from operating activities and free cash flow, as defined.

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Cash Flows from Operating Activities	$75.0	$44.2	$202.6	$132.8
Less: Unusual Tax Refund	—	—	(29.0)	—
Add: Cash Balance Pension Plan Contribution	—	—	—	20.0

Adjusted Cash Flows from Operating Activities	$75.0	$44.2	$173.6	$152.8
Less: Capital Improvements to Maintain Existing Facilities	(12.9)	(18.8)	(26.6)	(32.3)

Free Cash Flow	$62.1	$25.4	$147.0	$120.5

Cash flows from operating activities increased by $30.8 million in the second quarter of 2005 compared to the second quarter of 2004. In the second quarter of 2005, cash flow from operating activities was positively affected by an increase in customer receipts of approximately$14.6 million over the second quarter of 2004. This was directly impacted by our strong operating performance and increased volume in both the first and second quarter of 2005. In 2004, the Company experienced lower volume in the first and second quarter which negatively impacted cash receipts in the second quarter of 2004. Cash receipts related to Kenyon increased over prior year by $7.9 million. Additionally, the Company paid $11.8 million less in cash interest for the second quarter of 2005 and received approximately $4.0 million more in net trust fund withdrawals than in the same period of 2004. Negatively affecting cash flows from operating activities in the second quarter of 2005 compared to the second quarter of 2004 was $4.1 million of cash outflows for funding the matching contribution of our 401(k) plan with cash (previously funded by stock in 2004); an approximate $5.0 million increase in cash outflows for professional fees associated with Sarbanes-Oxley compliance, external audit fees, and our preneed cemetery backlog verification project; and an approximate $4.5 million increase in cash operating expense associated with Kenyon.

For the three months ended June 30, 2005 and 2004, the Company reported total capital expenditures of $23.3 million and $23.6 million respectively. Included in total capital expenditures were capital improvements at existing facilities of $12.9 million and $18.8 million for the second quarter of 2005 and 2004, respectively. The remaining capital expenditures were related to growth-oriented capital expenditures. As expected, growth-oriented capital spending increased to $10.4 million in the second quarter of 2005 compared to $4.8 million in the second quarter of 2004. Included in the $10.4 million of growth-oriented capital expenditures incurred in the second quarter of 2005 was $3.3 million related to new construction of funeral home facilities, $6.4 million of construction of high-end cemetery property, and $0.7 million associated with Dignity merchandising displays.

Share Repurchase Program

In June 2005, the Company announced an increase of $100 million in our authorization to repurchase our common stock, which brought our total authorization to $400 million including the previously announced authorizations in August and November of 2004 and February of 2005. As of today, we have repurchased 43.6 million shares at a total cost of $301.5 million under these programs and the remaining dollar value of shares that may be purchased under our share repurchase programs is $98.5 million. Our total shares outstanding are approximately 298.1 million as of August 29, 2005.

We have made and intend to make purchases from time to time in the open market or through privately negotiated transactions, subject to acceptable market conditions and normal trading restrictions. There can be no assurance that we will buy our common stock under our share repurchase programs. Important factors that could cause us not to repurchase our shares include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

Quarterly Cash Dividend

On August 10, 2005, our Board of Directors approved a cash dividend of two and one-half cents per share of common stock. The quarterly cash dividend is payable on October 31, 2005 to shareholders of record at the close of business on October 14, 2005. While we intend to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends, and the establishment of record and payment dates, are subject to final determination by the Board of Directors each quarter after its review of our financial performance.

In February 2005, we announced the initiation of a quarterly cash dividend of two and one-half cents per share of common stock. This cash dividend totaling $7.7 million was paid during the second quarter of 2005. In May 2005, our Board of Directors approved a cash dividend of two and one-half cents per share of common stock totaling $7.5 million which was paid during the third quarter of 2005.

Direct Selling Costs

Effective January 1, 2005, we changed our method of accounting for direct selling costs related to the acquisition of preneed funeral and preneed cemetery contracts. Prior to this change, we capitalized such direct selling costs. As contracts were delivered, we amortized these deferred selling costs in proportion to the revenue recognized. Under the new method of accounting, we expense direct selling costs as incurred. As of January 1, 2005, we recorded a cumulative effect of$187.5 million net of tax of $117.4 million. This amount represents the cumulative balance of deferred selling costs recorded on the Company’s consolidated balance sheet in Deferred charges and other assets at the time the accounting change was adopted.

Restatement of Previously Issued Financial Statements

We are restating our financial results for the first interim period of 2005, each of the five years ended December 31, 2004, and each of the interim periods of 2004 and 2003. As a result, you should not rely on our previously issued financial statements for these periods. This restatement is primarily related to (1) the Company’s review of the reconciliations that were performed to reconcile its preneed funeral and cemetery trust accounts, (2) preneed funeral trust income that was previously understated as a result of a point- of-sale system error, (3)a loss on a property disposition recognized in April 2005 which should have been recognized in the Company’s first quarter 2005 consolidated financial statements and (4) other adjustments including an impairment of covenant-not-to-compete agreements which should have been recognized in the Company’s 2002 consolidated financial statements. Also included in this restatement are previously reflected adjustments to consolidated financial statements issued prior to January 1, 2004, which relate to deferred cemetery contract revenues, operating leases, and other reconciliation projects.

Management has concluded the effect of the above adjustments on our previously issued financial statements is not material to any of these prior periods, however, the aggregate impact of these adjustments ($10.0 million charge to pretax income) is material to the Company’s second quarter 2005 financial statements and, therefore, has led to the restatement of the previously issued financial statements. The $10.0 million of aggregate adjustments is preliminary and is subject to change pending the completion and review of certain procedures being performed by the Company and review by our independent auditor. The following table details the preliminary adjustments for each of these periods.

Increase (decrease) to pretax income	First Quarter 2005	Year Ended 12/31/04	Year Ended 12/31/03	Year Ended 12/31/02

Effect of preneed funeral and cemetery trust verification and reconciliation	$1,909	$30	$(8,217)	$(1,506)
Effect of understated funeral trust income	2,700	1,570	—	—
Effect of loss on disposition	(2,458)	—	—	—
Effect of other adjustments	(1,010)	(260)	(892)	(1,667)
Cemetery deferred revenue adjustments	—	—	2,132	1,410
Effect of operating lease adjustments	—	—	(201)	(282)
Effect of other verification matters	—	—	6,406	(1,421)

Total	$1,141	$1,340	$(772)	$(3,466)

Increase (decrease) to pretax income	Year Ended 12/31/01	Year Ended 12/31/00	Pre-2000	Total

Effect of preneed funeral and cemetery trust verification and reconciliation	$(632)	$(722)	$(14,614)	$(23,752)
Effect of understated funeral trust income	—	—	—	4,270
Effect of loss on disposition	—	—	—	(2,458)
Effect of other adjustments	(517)	(41)	634	(3,753)
Cemetery deferred revenue adjustments	1,345	2,888	13,021	20,796
Effect of operating lease adjustments	(313)	(315)	(2,667)	(3,778)
Effect of other verification matters	(122)	(188)	(6,028)	(1,353)

Total	$(239)	$1,622	$(9,654)	$(10,028)

The effect of these adjustments on each of the respective prior period consolidated statement of operations (including the quarterly periods for 2004) is detailed in Appendix A to this press release. As a result of the adjustments, management believes it is possible that the Company will identify and report additional material weaknesses in its internal control over financial reporting related to the above matters.

Conference Call and Webcast

We will host a conference call on Tuesday, August 30, 2005, at 9:00 a.m. central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (719) 457-2696. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com . A replay of the conference call will be available through September 13, 2005 and can be accessed at (719) 457-0820 with the confirmation code of 4052837. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading “Conference Calls” at http://www.sci-corp.com/ConfCalls.html .   This earnings release will also be available on our website on the Investor Relations page under the subheading “News” at http://www.sci-corp.com/InvestorsMenu.html .

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

*

Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

*

The outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

*	Amounts payable by us with respect to our outstanding legal matters exceeding our established reserves.

*

We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will be reversed through the tax provision at the time of resolution.

*	Our ability to successfully implement our strategic plan related to producing operating improvements and strong cash flows.

*

Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.

*

Changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local demographic or economic conditions.

*	Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

*	Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

*	Our ability to successfully complete our ongoing process improvement projects, particularly related to the implementation of new processes and internal controls.

*	Our ability to successfully access surety and insurance markets at a reasonable cost.

*	Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

*	The outcome of a pending Internal Revenue Service audit.

*	The extent and time periods involved in the restatement of our prior periods’ financial results.

*	Any further changes to our financial results upon our review and our independent auditor’s review.

*	Any consequences under our indentures or credit agreement if we continue to be unable to file our Form 10-Q for the 2005 second quarter.

*	The possibility that we will identify and report additional material weaknesses in our internal control over financial reporting.

*

The effectiveness of our internal controls over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain a favorable attestation report of our auditors regarding our assessment of our internal controls.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Service Corporation International, headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,126 funeral service locations and 388 cemeteries in North America as of June 30, 2005. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

For additional information contact:

Investors:	Eric Tanzberger - Vice President and Corporate Controller (713) 525-7768

Media:	Terry Hemeyer - Managing Director / Corporate Communications (713) 525-5497

Preliminary Unaudited Financial Results

The following condensed consolidated statement of operations, balance sheet and statement of cash flows are preliminary with respect to financial results related to the three and six months ended June 30, 2005. These preliminary financial statements are unaudited and have not been reviewed by our independent auditor. This financial information remains subject to the completion and review of certain procedures being performed by the Company and review by our independent auditor. Therefore, the financial information presented in this press release is subject to change prior to the filing of the Company’s Form 10-Q for the quarterly period ended June 30, 2005.

SERVICE CORPORATION INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

		(Restated)		(Restated)
Revenues:
Funeral	$284,444	$279,502	$603,907	$714,033
Cemetery	156,352	152,877	291,772	307,055

	440,796	432,379	895,679	1,021,088
Gross profit:
Funeral	50,064	50,321	129,698	136,890
Cemetery	25,883	23,039	46,035	52,109

	75,947	73,360	175,733	188,999
General and administrative expenses	(21,494)	(24,028)	(41,210)	(75,049)
Gains and impairment (losses) on dispositions, net	3,697	1,517	(2,723)	36,299

Operating income	58,150	50,849	131,800	150,249
Interest expense	(25,875)	(31,843)	(50,531)	(64,501)
Loss on early extinguishment of debt	(13,051)	(16,770)	(14,258)	(16,770)
Other income (expense), net	5,360	(514)	8,047	5,910

	(33,566)	(49,127)	(56,742)	(75,361)

Income from continuing operations before income taxes and cumulative effects of accounting changes	24,584	1,722	75,058	74,888
Provision (benefit) for income taxes	10,572	(6,900)	28,237	(10,355)

Income from continuing operations before cumulative effects of accounting changes	$14,012	$8,622	$46,821	$85,243
Income (loss) from discontinued operations (net of income tax (benefit) expense of ($49,097), $594, and ($48,956), respectively)	—	34,337	(650)	35,091
Cumulative effects of accounting changes (net of income tax benefits of $117,428 and $20,982, respectively)	—	—	(187,538)	(47,556)

Net income (loss)	$14,012	$42,959	$(141,367)	$72,778

Basic earnings (loss) per share:
Income from continuing operations before cumulative effects of accounting changes	$.05	$.03	$.15	$.28
Income from discontinued operations, net of tax	—	.11	—	.12
Cumulative effects of accounting changes, net of tax	—	—	(.61)	(.16)

Net income (loss)	$.05	$.14	$(.46)	$.24

Diluted earnings (loss) per share:
Income from continuing operations before cumulative effects of accounting changes	$.05	$.03	$.15	$.26
Income from discontinued operations, net of tax	—	.11	—	.10
Cumulative effects of accounting changes, net of tax	—	—	(.60)	(.14)

Net income (loss)	$.05	$.14	$(.45)	$.22

Basic weighted average number of shares	302,363	307,988	307,896	305,290

Diluted weighted average number of shares	306,404	312,725	311,986	353,438

SERVICE CORPORATION INTERNATIONAL
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(In thousands, except share amounts)

	June 30, 2005	Dec. 31, 2004

		(Restated)
Assets
Current assets:
Cash and cash equivalents	$319,955	$287,785
Receivables, net	115,063	102,622
Inventories	82,987	81,526
Current assets of discontinued operations	—	11,085
Other	39,616	50,945

Total current assets	557,621	533,963

Preneed funeral receivables and trust investments	1,237,501	1,264,915
Preneed cemetery receivables and trust investments	1,352,644	1,399,778
Cemetery property, at cost	1,481,202	1,506,782
Property, plant and equipment, at cost, net	947,450	970,547
Non-current assets of discontinued operations	—	4,367
Deferred charges and other assets	274,604	617,234
Goodwill	1,150,143	1,169,040
Cemetery perpetual care trust investments	730,804	729,048

	$7,731,969	$8,195,674

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$218,925	$221,877
Current maturities of long-term debt	90,770	75,075
Current liabilities of discontinued operations	—	7,111
Income taxes	2,948	7,850

Total current liabilities	312,643	311,913

Long-term debt	1,172,525	1,178,885
Deferred preneed funeral revenues	524,988	495,501
Deferred preneed cemetery revenues	839,135	803,144
Deferred income taxes	199,911	275,018
Non-current liabilities of discontinued operations	—	58,225
Other liabilities	401,555	429,102
Non-controlling interest in funeral and cemetery trusts	2,002,670	2,092,881
Non-controlling interest in perpetual care trusts	707,815	704,912
Stockholders’ equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 298,148,521 and 323,225,352, issued and outstanding (net of 44,747,591 and 18,502,478 treasury shares, at par)	298,149	323,225
Capital in excess of par value	2,224,940	2,395,057
Unearned compensation	(4,702)	(2,022)
Accumulated deficit	(973,214)	(831,847)
Accumulated other comprehensive income (loss)	25,554	(38,320)

Total stockholders’ equity	1,570,727	1,846,093

	$7,731,969	$8,195,674

SERVICE CORPORATION INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended June 30,

	2005	2004

		(Restated)
Cash flows from operating activities:
Net (loss) income	$(141,367)	$72,778
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net loss (income) from discontinued operations	650	(35,091)
Loss on early extinguishments of debt	14,258	16,770
Cumulative effects of accounting changes, net of tax	187,538	47,556
Depreciation and amortization	42,395	71,344
Provision (benefit) for deferred income taxes	26,668	(11,781)
(Gains) and impairment losses on dispositions, net	2,723	(36,299)
Other non-cash adjustments	—	251
Change in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease in receivables	14,496	25,370
Decrease in other assets	29,421	4,774
Decrease in payables and other liabilities	(14,611)	(2,944)
Net effect of preneed funeral production and maturities	(3,058)	(9,770)
Net effect of cemetery production and deliveries	43,922	(14,094)
Other	(217)	1,654

Net cash provided by operating activities from continuing operations	202,818	130,518
Net cash (used in) provided by operating activities from discontinued operations	(241)	2,278

Net cash provided by operating activities	202,577	132,796
Cash flows from investing activities:
Capital expenditures	(43,907)	(41,289)
Proceeds from divestitures and sales of property and equipment	34,463	19,477
Proceeds and distributions from dispositions of businesses, net of cash retained	53,667	337,049
Indemnity payments related to the sale of former funeral operations in France	(1,602)	—
Net deposits of restricted funds and other	(9,026)	(158,632)

Net cash provided by investing activities from continuing operations	33,595	156,605
Net cash used in investing activities from discontinued operations	—	(117)

Net cash provided by investing activities	33,595	156,488
Cash flows from financing activities:
Proceeds from issuance of long-term debt	291,472	242,850
Payments of debt	(3,047)	(121,139)
Early extinguishments of debt	(298,401)	(313,527)
Proceeds from exercise of stock options	4,556	5,254
Purchase of Company common stock	(189,809)	—
Payments of dividends	(7,729)	—
Purchase of subsidiary stock	(844)	—

Net cash used in financing activities	(203,802)	(186,562)
Effect of foreign currency	(200)	(1,269)

Net increase in cash and cash equivalents	32,170	101,453
Cash and cash equivalents at beginning of period	287,785	239,431

Cash and cash equivalents at end of period	$319,955	$340,884

APPENDIX A

As described earlier in this press release, the Company is restating its results for the first interim period of 2005, each of the five years ended December 31, 2004, and each of the interim periods of 2004 and 2003. Detailed below are the preliminary results of this restatement for each of the interim periods of 2005 and 2004, and each of the five years ended December 31, 2004. These financial results are preliminary and are subject to the completion and review of certain procedures being performed by the Company and review by our independent auditor. Therefore, these financial results are subject to change prior to the filing of the Company’s Form 10-Q for the quarterly period ended June 30, 2005.

Certain periods in this appendix have been previously restated for adjustments to deferred preneed cemetery contract revenues (for each of the three years ended December 31, 2002) and adjustments related to certain reconciliations and verifications of our funeral and cemetery trust assets and deferred revenue, operating leases, and other adjustments (each of the first three interim periods of 2004). See the Company’s 2004 Form 10-K, as amended, for details related to these adjustments. The caption “As Restated” reflects the Company’s currently announced restatement presented in this press release related to the adjustments described herein.

	Three Months Ended March 31, 2005		Three Months Ended December 31, 2004

	As Reported	As Restated	As Reported	As Restated

Revenues	$452,923	$454,883	$433,226	$435,076
Costs and expenses	355,136	355,097	358,180	358,141
Gross profits	97,787	99,786	75,046	76,935
Operating income	72,509	73,650	37,107	38,996
Income from continuing operations before income taxes and cumulative effects of accounting changes	49,333	50,474	16,939	18,828
Provision (benefit) for income taxes	17,266	17,665	(560)	147
Net (loss) income	$(156,121)	$(155,379)	$25,886	$27,068
Earnings (loss) per share:
Basic - EPS	$(.50)	$(.50)	$.08	$.08
Diluted - EPS	$(.49)	$(.49)	$.08	$.08
Earnings per share from continuing operations excluding special items:
Diluted - EPS	$.12	$.12	$.07	$.07

	Three Months Ended September 30, 2004		Three Months Ended June 30, 2004

	As Reported	As Restated	As Reported	As Restated

Revenues	$404,557	$404,742	$432,103	$432,379
Costs and expenses	334,463	334,422	359,058	359,019
Gross profits	70,094	70,320	73,045	73,360
Operating income	41,515	41,741	50,534	50,849
Income from continuing operations before income taxes and cumulative effects of accounting changes	18,196	18,422	1,407	1,722
Provision (benefit) for income taxes	4,739	4,823	(7,017)	(6,900)
Net income	$13,741	$13,883	$42,761	$42,959
Earnings per share:
Basic - EPS	$.04	$.04	$.14	$.14
Diluted - EPS	$.04	$.04	$.14	$.14
Earnings per share from continuing operations excluding special items:
Diluted - EPS	$.06	$.06	$.05	$.05

	Three Months Ended March 31, 2004		For The Year Ended December 31, 2004

	As Reported	As Restated	As Reported	As Restated

Revenues	$589,422	$588,709	$1,859,308	$1,860,906
Costs and expenses	473,109	473,070	1,524,810	1,524,652
Gross profits	116,313	115,639	334,498	336,254
Operating income	100,490	99,400	229,646	230,986
Income from continuing operations before income taxes and cumulative effects of accounting changes	74,256	73,166	110,798	112,138
Benefit for income taxes	(3,375)	(3,455)	(6,213)	(5,385)
Net income	$31,311	$29,819	$113,699	$113,729
Earnings per share:
Basic - EPS	$.10	$.10	$.36	$.36
Diluted - EPS	$.10	$.09	$.35	$.35
Earnings per share from continuing operations excluding special items:
Diluted - EPS	$.14	$.14	$.32	$.32

	For The Year Ended December 31, 2003		For The Year Ended December 31, 2002

	As Reported	As Restated	As Reported	As Restated

Revenues	$2,328,425	$2,338,022	$2,312,439	$2,310,866
Costs and expenses	1,966,460	1,976,503	1,950,430	1,950,681
Gross profits	361,965	361,519	362,009	360,185
Operating income	224,222	223,450	15,837	12,371
Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	111,219	110,447	(119,850)	(123,316)
Provision (benefit) for income taxes	28,666	28,366	(37,692)	(38,998)
Net income (loss)	$85,082	$84,610	$(232,486)	$(234,646)
Earnings (loss) per share:
Basic - EPS	$.28	$.28	$(.79)	$(.80)
Diluted - EPS	$.28	$.28	$(.79)	$(.80)
Earnings per share from continuing operations excluding special items:
Diluted - EPS	$.38	$.38	$.32	$.32

	For The Year Ended December 31, 2001		For The Year ended December 31, 2000

	As Reported	As Restated	As Reported	As Restated

Revenues	$2,489,005	$2,489,113	$2,569,538	$2,571,527
Costs and expenses	2,166,220	2,166,567	2,226,530	2,226,897
Gross profits	322,785	322,546	343,008	344,630
Operating income (loss)	(230,921)	(231,160)	(237,524)	(235,902)
Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	(418,617)	(418,856)	(465,933)	(464,311)
Benefit for income taxes	(45,333)	(45,247)	(77,552)	(76,912)
Net loss	$(623,440)	$(623,593)	$(1,294,117)	$(1,293,135)
Loss per share:
Basic - EPS	$(2.19)	$(2.19)	$(4.75)	$(4.75)
Diluted - EPS	$(2.19)	$(2.19)	$(4.75)	$(4.75)
Earnings per share from continuing operations excluding special items:
Diluted - EPS	$.12	$.12	$.10	$.10

APPENDIX B

          NON-GAAP FINANCIAL MEASURES

Earnings from Continuing Operations Excluding Special Items Earnings from continuing operations excluding special items and earnings per share from continuing operations excluding special items are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, they are not influenced by certain income and expenses not affecting continuing operations. We also believe these measures help facilitate comparisons to competitors’ operating results.

Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. We do not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Certain periods in this appendix have been previously restated for adjustments to deferred preneed cemetery contract revenues (for each of the three years ended December 31, 2002) and adjustments related to certain reconciliations and verifications of our funeral and cemetery trust assets and deferred revenue, operating leases, and other adjustments (each of the first three interim periods of 2004). See the Company’s 2004 Form 10-K, as amended, for details related to these adjustments. The caption “As Restated” reflects the Company’s currently announced restatement presented in this press release related to the adjustments described herein.

	Three Months Ended

(In millions, except diluted EPS)	June 30, 2005		June 30, 2004 (As Restated)

	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS

Net income reported	$14.0	$.05	$43.0	$.14
Settlement of significant legal matters	—	—	3.1	.01
(Gains) and impairment losses on dispositions, net	(0.4)	—	(7.9)	(.03)
Loss on early extinguishment of debt	8.5	.02	10.5	.03
Other income/expense, net
Foreign currency transaction loss	—	—	2.3	.01
Discontinued operations	—	—	(34.3)	(.11)

Earnings from continuing operations excluding special items	$22.1	$.07	$16.7	$.05

Diluted weighted average shares outstanding (in thousands)		306,404		312,725
Interest add back		$—		$—

	Six Months Ended

(In millions, except diluted EPS)	June 30, 2005		June 30, 2004 (As Restated)

	Net Income (Loss)	Net Diluted EPS	Income (Loss)	Diluted EPS

Net (loss) income reported	$(141.4)	$(.45)	$72.8	$.22
Settlement of significant legal matters	—	—	25.2	.07
(Gains) and impairment losses on dispositions, net	3.7	.01	(58.5)	(.16)
Loss on early extinguishment of debt	9.3	.03	10.5	.03
Other income/expense, net
Interest income - United Kingdom note receivable	—	—	(2.7)	(.01)
Foreign currency transaction loss	—	—	2.3	.01
Discontinued operations	0.7	—	(35.1)	(.10)
Cumulative effect of accounting changes	187.5	.60	47.6	.13

Earnings from continuing operations excluding special items	$59.8	$.19	$62.1	$.19

Diluted weighted average shares outstanding (in thousands)		311,986		353,438
Interest add back		$—		$6.4

	Three Months Ended

	March 31, 2005	March 31, 2005 (As Restated)

	Diluted EPS	Diluted EPS

Net loss reported	$(.49)	$(.49)
(Gains) and impairment losses on dispositions, net	.02	.02
Cumulative effect of accounting changes	.59	.59

Earnings from continuing operations excluding special items	$.12	$.12

Diluted weighted average shares outstanding (in thousands)	317,751	317,751
Interest add back	$—	$—

	Three Months Ended

	March 31, 2004	March 31, 2004 (As Restated)

	Diluted EPS	Diluted EPS

Net income reported	$.10	$.09
Settlement of significant legal matters	.06	.06
(Gains) and impairment losses on dispositions	(.14)	(.13)
Other income	(.01)	(.01)
Cumulative effect of accounting changes	.13	.13

Earnings from continuing operations excluding special items	$.14	$.14

Diluted weighted average shares outstanding (in thousands)	353,088	353,088
Interest add back (in millions)	$3.6	$3.6

	Three Months Ended

	Sept. 30, 2004	Sept. 30, 2004 (As Restated)

	Diluted EPS	Diluted EPS

Net income reported	$.04	$.04
Settlement of significant legal matters	.02	.02

Earnings from continuing operations excluding special items	$.06	$.06

Diluted weighted average shares outstanding (in thousands)	340,215	340,215
Interest add back	$—	$—

	Three Months Ended

		Dec. 31, 2004
	Dec. 31, 2004	(As Restated)

	Diluted EPS	Diluted EPS

Net income reported	$.08	$.08
Settlement of significant legal matters	.02	.02
(Gains) and impairment losses on dispositions	.02	.02
State income tax	(.02)	(.02)
Discontinued operations	(.03)	(.03)

Earnings from continuing operations excluding special items	$.07	$.07

Diluted weighted average shares outstanding (in thousands)	332,366	332,366
Interest add back	$—	$—

	Year Ended

		Dec. 31, 2004
	Dec. 31, 2004	(As Restated)

	Diluted EPS	Diluted EPS

Net income reported	$.35	$.35
Settlement of significant legal matters	.11	.11
(Gains) and impairment losses on dispositions	(.16)	(.16)
Other income/expense, net	(.01)	(.01)
Loss on early extinguishment of debt	.03	.03
Foreign currency transaction loss	.01	.01
State income tax	(.02)	(.02)
Discontinued operations	(.13)	(.13)
Cumulative effect of accounting changes	.14	.14

Earnings from continuing operations excluding special items	$.32	$.32

Diluted weighted average shares outstanding (in thousands)	344,675	344,675
Interest add back (in millions)	$6.4	$6.4

	Year Ended

		Dec. 31, 2003
	Dec. 31, 2003	(As Restated)

	Diluted EPS	Diluted EPS

Net income reported	$.28	$.28
Settlement of significant legal matters	.20	.20
(Gains) and impairment losses on dispositions	(.11)	(.11)
Other operating expense/income	.02	.02
Other income/expense, net	(.01)	(.01)

Earnings from continuing operations excluding special items	$.38	$.38

Diluted weighted average shares outstanding (in thousands)	300,790	300,790
Interest add back	$—	$—

	Year Ended

		Dec. 31, 2002
	Dec. 31, 2002	(As Restated)

	Diluted EPS	Diluted EPS

Net loss reported	$(.79)	$(.80)
(Gains) and impairment losses on dispositions	.39	.40
Other operating expenses	.23	.23
Loss on early extinguishment of debt	(.02)	(.02)
Discontinued operations	.05	.05
Cumulative effect of accounting changes	.46	.46

Earnings from continuing operations excluding special items	$.32	$.32

Diluted weighted average shares outstanding (in thousands)	294,533	294,533
Interest add back	$—	$—

	Year Ended

		Dec. 31, 2001
	Dec. 31, 2001	(As Restated)

	Diluted EPS	Diluted EPS

Net loss reported	$(2.19)	$(2.19)
(Gains) and impairment losses on dispositions	1.77	1.77
Loss on early extinguishment of debt	(.02)	(.02)
Discontinued operations	.53	.53
Cumulative effect of accounting changes	.03	.03

Earnings from continuing operations excluding special items	$.12	$.12

Diluted weighted average shares outstanding (in thousands)	285,127	285,127
Interest add back	$—	$—

	Year Ended

		Dec. 31, 2000
	Dec. 31, 2000	(As Restated)

	Diluted EPS	Diluted EPS

Net loss reported	$(4.75)	$(4.75)
(Gains) and impairment losses on dispositions	1.52	1.52
Discontinued operations	.13	.13
Cumulative effect of accounting changes	3.20	3.20

Earnings from continuing operations excluding special items	$.10	$.10

Diluted weighted average shares outstanding (in thousands)	272,172	272,172
Interest add back	$—	$—

SOURCE  Service Corporation International
          -0-                              08/29/2005
          /CONTACT:  investors, Eric Tanzberger, Vice President and Corporate Controller, +1-713-525-7768, or media, Terry Hemeyer, Managing Director - Corporate Communications, +1-713-525-5497, both of Service Corporation International/
          /Web site:  http://www.sci-corp.com
                            http://www. sci-corp.com/ConfCalls.html
                            http://www. sci-corp.com/InvestorsMenu.html /